Exhibit 10.15

Chesterbrook Corporate Center 851 Duportail Road Wayne, PA 19087 Tel: 610.725.9700 Fax: 610.725.0530 www.mobilitytechnologies.com	[LOGO]

June 14, 2002

Mr. Robert Pollan
10 Welwyn Road
Wayne, PA 19087

Dear Bob:

        On behalf of the Board of Directors of Mobility Technologies, Inc. ("Mobility or the "Company"), I am pleased to offer you the position of Chief Financial Officer and Chief Operating Officer of the Company. The purpose of this letter is to confirm the terms of our offer to you.

        Your effective starting date will be June 17, 2002. You agree to devote your full time and efforts to serving as Mobility's CFO/COO. You will be responsible to perform those duties assigned to you, from time to time, by the Board of Directors and/or the CEO as they determine to be in the best interest of Mobility.

        Your base compensation will be $185,000 per year, payable in accordance with standard Company procedures. You will also be eligible for a bonus of up to $115,000 per year. Your bonus will be payable based upon milestones to be established by the Board of Directors and will be paid in accordance with the schedule determined by the Board at that time. In the first year of your employment, Mobility agrees that 50% of your bonus will be guaranteed. For the first year, your bonus milestones will be established by the Board of Directors within sixty (60) days after you begin employment. Bonuses are generally paid within seventy five (75) days of the anniversary date of your employment.

        You will be eligible to participate in all generally available fringe benefit programs offered by Mobility. These benefits currently include company-paid basic medical, dental, disability, and life insurance, and are subject to change at any time at Mobility's discretion. In addition, the Company sponsors a 401(k) plan. All reasonable business expenses will be reimbursed in accordance with standard Company procedures, subject to the submission of an approved expense report.

        The Company will make available to you equipment deemed necessary for your business use. Such equipment shall be installed and maintained by Mobility subject to the Company's normal business practices. Please note these items and all other business materials including, but not limited to, files, e-mails, disks, correspondence, and any other related information, shall be returned to Mobility upon the termination of your employment.

        Subject to finalizing the terms of your employment as set forth in this letter, a stock option grants for 798,000 shares of common stock of Mobility, representing three and two tenths percent (3.2%) of the outstanding shares of the Company, will be submitted for approval at the next meeting of the Board of Directors. These shares are being offered subject to the terms and conditions set forth in the stock option grant attached.

        If Mobility is split up into different entities, the percentage of your holdings in Mobility will be transferred to the new entity or entities. For example, if you hold 3.2% of the shares of Mobility, and the media and telematics operations are split off into different corporations, a stock option grant representing 3.2% of the outstanding shares of the new corporations will be prepared.

        If Mobility completes another round of financing that retires the outstanding balance under the $20 million senior secured credit facility or the $11 million license agreement, an additional stock option grant will be submitted for approval at the following Board meeting. That grant will be for the number of shares required to render the portion of the transaction used to retire the debt to be non-dilutive.

        If Mobility, or some entity split or spun off from Mobility in which you have received stock options as set forth above, is sold within the next forty eight months, you shall be paid a bonus of 3.2% of the net proceeds from such sale, less the value of the shares represented by options exercised by you prior to or at the time of such sale, plus the exercise price of said options multiplied by the number of options exercised by you prior to or at the time of such sale. The bonus shall be paid as soon as reasonably practicable after receipt by the Company of the sale proceeds. In addition, the bonus shall be paid in the same form as the sale proceeds received by the Company. In other words, to the extent that cash is received by the Company, you shall receive your relative percentage of the cash and, to the extent that securities or other consideration are received by the Company, you shall receive your relative percentage of such other consideration. Notwithstanding the foregoing, in no event shall the bonus exceed the maximum of $3.8 million if the sale occurs in the first year, $4.2 million if the sale occurs in the second year, $5.0 million if the sale occurs in the third year, and $5.8 million if the sale occurs in the fourth year or beyond. For purposes of this paragraph, the "value" of shares represented by options exercised by you shall be determined based upon the amount a holder of common stock without preferences would be entitled to receive as a result of the sale. Options in the stock of the sold entity not exercised prior to said sale and not considered in the calculation of "value" shall be forfeited.

        You are entitled to the full bonus only if you are employed by Mobility at the time of the sale. In the event that you are not employed by Mobility at the time of the sale, your right to this bonus shall vest ratably, on a monthly basis, over the first forty eight months of your employment by the Company. If you are terminated after six months of employment, an additional twelve forty eighths (12/48) of the bonus shall vest immediately.

        It is our understanding and agreement that this bonus (as well as all other compensation amounts described herein) will constitute reasonable compensation for your services and, accordingly, that no excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), shall apply.

        If, however, all, or any portion, of the payments and benefits described in this letter, either alone or together with other payments and benefits which you receive or are entitled to receive from the Company, would constitute an excess "parachute payment" within the meaning of Section 280G of the Code, (whether or not under an existing plan, arrangement, or other agreement) (each such parachute payment, a "Parachute Payment"), and would result in the imposition on you of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which you are entitled under this letter or otherwise, the Company (or its successor) shall pay you an amount in cash equal to the sum of the excise taxes payable by you by reason of receiving Parachute Payments plus the amount necessary to place you in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments including, without limitation, any payments under this paragraph) as if no excise taxes had been imposed with respect to Parachute Payments (the "Parachute Gross-up"). Any Parachute Gross-up otherwise required by this paragraph shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Section 4999 excise tax, even if the payment of the excise tax is not required under the Code until a later time.

        Subject to the provisions of the following paragraph and except as may otherwise be agreed to by the Company and you, the amount or amounts (if any) payable under the preceding paragraph shall be as conclusively determined by such firm as mutually agreed to by the Company and you ("Independent Tax Counsel"), whose determination or determinations shall be final and binding on all parties. You hereby agree to utilize such determination or determinations, as applicable, in filing all of your tax returns with respect to the excise tax imposed by Section 4999 of the Code, if any. If such Independent Tax Counsel fails or refuses to make the required determinations for any reason, then such determinations shall be made by a comparable firm or group of national reputation to which the parties reasonably mutually agreed. All fees and expenses of the Independent Tax Counsel or its replacement shall be paid by the Company.

        As a result of the uncertainty in the application of Section 4999 of the Code at the time of any initial determination by the Independent Tax Counsel hereunder, it is possible that Parachute Gross-up payments, if any, which will not have been made by the Company, should have been made, together with any interest, penalties or taxes of any kind thereon, consistent with the calculations required to be made hereunder (a "Underpayment"). The Company shall pay all such Underpayment to or for your benefit. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment within ten (10) business days after you are informed in writing of such claim. The Company shall notify you within ten (10) business days of receipt of the notice that the Company (x) will pay the Underpayment and do so on or before the date due, or (y) that it desires to contest such claim. You will cooperate with the Company in any such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and you shall be entitled, at your expense, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        You have also requested that you be appointed to the Board of Directors of the Company. While I am in agreement with you serving on the Board, your appointment must be accomplished in accordance with the existing By-laws and Shareholder Agreements. I will take those steps necessary to recommend your appointment at the next meeting of the Board.

        This offer of employment is contingent upon your execution and return of the enclosed "Confidential Information and Invention Assignment Agreement." Please read this document carefully. Among other things, it requires that all disputes between you, the Company, and any of its officers, directors, or employees be submitted to binding arbitration.

        By signing this letter, you acknowledge that you are not a party to any instrument, agreement, or other understanding with any person or entity (other than Mobility) that would prevent you from fully performing your duties as CFO/COO, or that restricts the use or disclosure of any confidential information. If you are a party to any such agreement or understanding, you agree to identify such agreements in writing and provide them to Mobility before you begin employment.

        You further agree that this offer of employment is contingent upon (a) the Board of Directors of the Company reviewing and approving such agreements and (b) obtaining any consents necessary under existing shareholder agreements. As a legal matter, please note that this offer letter supersedes all previous discussions about the terms of your employment with the Company and all other discussions that have taken place regarding the Company. In addition, please be advised that you will be employed as an "at will" employee, which means that either you or the Company can terminate your employment at any time, for any reason, with or without cause.

        Again, I am very pleased that you are interested in joining Mobility's management team. If you have any questions regarding the terms of our offer, or any other matters regarding your employment with us, please do not hesitate to contact me at my office at TL Ventures.

Sincerely,

/s/  MARK J. DENINO

Mark J. DeNino
Chairman

Accepted:
/s/ ROBERT POLLAN Robert Pollan	June 17, 2002 Date